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Exhibit 10.44

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT (this "Agreement") is made as of May 1, 2004, by and between Herbalife International of America, Inc., on the one hand (the "Company"), and Carol Hannah ("Consultant"), on the other hand.

R E C I T A L S

        WHEREAS, Consultant has certain knowledge and experience which the Company desires to avail itself; and

        WHEREAS, Consultant and Company desire to set forth their future independent contractor relationship.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and agreements herein contained, Consultant and the Company by this Agreement agree as follows:

        1.    Certain Definitions:

        "Affiliate" means, with respect to any person, (i) any other person who, either directly or through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such person; (ii) any agent, officer, director, employee, or partner of such person, or any of the persons described in clause (i); and (iii) any family member of such person.

        "Cause" means:

          (i)    the commission by Consultant of any act involving fraud, embezzlement or an indictable offense;

          (ii)   the commission by Consultant of any act constituting financial dishonesty against the Company or any of its Affiliates;

          (iii)  an act of Consultant which (A) brings the Company or any of its Affiliates into public disrepute or disgrace, or (B) causes material injury to the customer or distributor relations, operations or the business prospects of the Company or any of its Affiliates;

          (iv)  the material breach by Consultant of any of the terms of Sections 8, 9, 10 or 11; or

          (v)   any other material breach by Consultant of this Agreement which breach remains uncured for ten (10) calendar days following Consultant's receipt of written notice from the Company of such breach.

        "Company" has the meaning set forth in the preamble, provided that for purposes of Sections 7, 8, 9, 10 and 11, the "Company" shall also mean any and all of its Affiliated entities, including, without limitation, the Company's parent entity.

        "Confidential Information" means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with the conduct of its business, including, but not limited to, fee, cost and pricing structures; profit margin information; analyses; reports; computer software, including operating systems, applications and program listings; flow charts, manuals and documentation; accounting and business methods; the identity and information concerning distributors, customers and suppliers (prospective and existing); and any and all similar and related information in whatever form. Confidential Information does not include any information that has been published in a form generally available to the public prior to the date Consultant proposes to disclose or use such information (unless such publication constituted a breach by Consultant of her duties hereunder). Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

        "Control" (including, with correlative meaning, all conjugations of such term) means the ability to control, direct, or cause direction of the management and policies of a Person, either directly or through one or more intermediaries, whether by ownership of voting securities, by contract or otherwise.

        "Person" means and includes an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization and a governmental entity or any department or agency thereof.

        2.    Engagement:    The Company hereby agrees that, commencing on July 1, 2004 (the "Effective Date"), the Company shall engage Consultant as a consultant, and Consultant hereby accepts such engagement with the Company, upon the terms and subject to the conditions hereinafter set forth.

        3.    Term.:    The term of Consultant's engagement under this Agreement (the "Term") shall commence on the Effective Date and, subject to the provisions of Section 7, shall continue through and including April 30, 2006.

        4.    Services:    Consultant shall be reasonably available during regular business hours to consult with the officers of the Company on all aspects of the business of the Company. In that connection, the Company shall give Consultant reasonable advance notice of its desire to consult with Consultant, and Consultant shall meet at such locations as may reasonably be requested by the Company from time to time.

        5.    No Authority to Bind:    Except as directed and authorized by the CEO or COO of the Company in writing, Consultant shall not execute or agree to any contract, agreement or instrument on behalf of the Company.

        6.    Compensation:    As full consideration for all rights granted to and services rendered by Consultant to the Company, the Company shall pay to Consultant a consulting fee at the rate of $59,375 per month (prorated for any partial month), payable monthly in arrear (the "Consulting Fee").

        7.    Termination:

          7.1    Termination Events.    The Company shall have the right to terminate this Agreement only for Cause (as defined in Section 1). Upon termination for Cause, the Company shall pay any and all accrued and unpaid Consulting Fees and the Company shall have no further obligations to Consultant under this Agreement.

          7.2    Survival.    The terms of Sections 7, 8, 9, 10, 11, 12, 13 and, to the extent necessary to construe or enforce such Sections, Section 14 shall survive the termination of the Agreement indefinitely, except as otherwise expressly provided herein.

        8.    Nondisclosure and Nonuse of Confidential Information.    Consultant shall not disclose or use at any time, either during the Term or thereafter, any Confidential Information of which Consultant is, or becomes, aware, whether or not such information is developed by Consultant, except to the extent that such disclosure or use is directly related to and required by Consultant's performance of his duties under this Agreement. Consultant will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. As requested by the Company from time to time and upon the expiration of the Term, Consultant shall promptly deliver to the company all copies and embodiments, in whatever form, of all Confidential Information in Consultant's possession or within Consultant's control (including, without limitation, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) regardless of the location or form of such material and, will provide the Company with written confirmation that all such materials have been delivered to the Company.

        9.    Company Property.    It is anticipated that Consultant will no longer need access to the Company's computers in order to perform her services. Thus, Company will remove Consultant from all computer access. Additionally, Consultant shall immediately cease use of any and all Company property in her possession and shall immediately return any and all Company property in her possession, custody, or control to the company, including without limitation, any and all Confidential Information. Any patents, inventions, discoveries, applications or processes, methods, analysis, drawings, reports, service marks, copyrights, trademarks, trade names, logos, software and computer programs and all similar or related information, devised, planned, applied, created, discovered or invented by Consultant in the course of her prior employment with Company or her consulting engagement and which pertain to any aspect of the business of the Company or its subsidiaries, affiliates, divisions or customers (whether or not conceived prior to the date of this Agreement) or through the use of Company resources, shall be the sole and absolute property of the Company, and Consultant shall make prompt report thereof to the Company and promptly execute any and all documents reasonably requested to assure the Company the full and complete ownership thereof.

        10.    Nonsolicitation; Nondisparagement.    Consultant acknowledges that during the course of Consultant's engagement by the Company, Consultant has had and will continue to have the opportunity to develop relationships with existing employees, clients, distributors, and prospective clients, distributors and other business associates of the Company, which relationships constitute goodwill of the Company and that the Company would be irreparably damaged if Consultant were to take actions that would damage or misappropriate such goodwill. Consultant accordingly agrees that during the period commencing on the Effective Date and ending on the second anniversary of the conclusion of the Term, Consultant shall not, directly or indirectly, either for the benefit of Consultant or any other person, do any of the following:

          (a)   Solicit any employee of the Company to terminate his or her employment with the Company, or employ any such individual during his or her employment with the Company and for a period of six months after such individual terminates his or her employment with the Company;

          (b)   Solicit any distributor or customer, or prospective distributor or customer, of the Company to terminate his or her relationship with the Company, or accept any business from any such distributor or customer, or prospective distributor or customer, of the Company; or

          (c)   Make any public statement, comment or remark that disparage the integrity or competence of a Company officer, director, employee, or shareholder, that disparage any product or service of the Company or its Affiliates, or that are are reasonably likely to cause injury to the relationships between the Company or any of its Affiliates and any existing or prospective distributor, client, lessor, lessee, contractual counterparty, vendor, supplier, customer, employee, consultant or other business associate of the Company or any of its Affiliates.

        11.    No Competition.    During the Term, Consultant shall not, nor shall any Affiliate of her, directly or indirectly, own (other than ownership of five percent (5%) or less of the publicly traded shares of any company), enter into, engage in, operate, manage, control, participate in, advise, assist, finance, be employed by or render services to or consult with, or have a financial or other interest in, any business that engages in the business engaged in by the Company (or any segment thereof), or take any preliminary steps to do any of the foregoing.

        12.    Repurchase Rights.    Consultant is a party to that certain Non-Statutory Option Agreement, dated as of March 10, 2003, by and between WH Holdings (Cayman Islands) Ltd. and Consultant (the "Non-Statutory Stock Option Agreement") pursuant to which Consultant was granted certain options to purchase common stock of WH Holdings (Cayman Islands) Ltd. (the "Options"). In addition to the Company's Repurchase Rights (as set forth in Section 3 of the Non-Statutory Stock Option Agreement) Consultant hereby grants to the Company the additional right to repurchase any or all shares which Consultant acquires, or has acquired, upon the exercise of the Options, if and only if Consultant breaches any of the obligations set forth in Sections 8, 9, 10 or 11 of this Agreement. The Company's right to repurchase such shares shall be and remain valid for the Term of this Agreement. In the event that the Company shall exercise its rights under this Paragraph 12 to repurchase such shares, the purchase price per share shall be an amount equal to the relevant exercise price for such shares; provided, however, that if Consultant shall have already sold the shares she acquired upon the exercise of the Options, then Consultant shall promptly pay to the Company an amount per share equal to the difference between the sale price and the relevant exercise price for such shares.

        13.    Injunctive Relief; Profits.    Consultant understands that monetary damages alone will not be sufficient to avoid or compensate for a breach of any of the terms of Sections 8, 9, 10, or 11 and that injunctive relief would be appropriate to prevent any such actual or threatened breach. Such right to obtain injunctive relief may be exercised, at the option of the Company, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies which the Company may have as a result of any such breach or threatened breach. Consultant shall account for and pay over to the Company all compensation, profits and other benefits, after taxes, inuring to Consultant's benefit which are derived or received by Consultant or any of her Affiliates resulting from any action or transaction constituting a breach of any term of Sections 8, 9, 10, or 11.

        14.    Status as Consultant.

          14.1    Intention of the Parties.    It is mutually understood and agreed that Consultant, while performing all responsibilities under this Agreement, is and shall at all times be, act, function, and perform all services and responsibilities in the legal capacity of an independent contractor. It is mutually understood and agreed that no work, act, commission or omission of any act by Consultant or the Company pursuant to the terms and conditions of this Agreement shall be construed to make or render Consultant an employee of the Company. Furthermore, Consultant shall not, under any circumstances, hold herself out to be an employee of the Company.

          14.2    Independent Consultant to Control Performance.    The Company shall have no right or authority to direct or control Consultant with respect to the performance of Consultant's duties under this Agreement, or with respect to any other matter, except as otherwise provided by this Agreement. It is understood and agreed that the Company is interested only in the results to be achieved by Consultant under this Agreement; the manner and method of performing all duties and services of Consultant under this Agreement and achieving the desired results shall be under the exclusive control of Consultant. It is further understood that Consultant is free to contract with other companies to provide professional services, as long as that service does not violate the provisions of Sections 8, 9, 10, or 11.

          14.3    Expenses.    Except as provided in this Paragraph 14.3, Consultant shall be fully responsible to pay any and all expenses and disbursements that she incurs in the performance of any services or obligations covered by this Agreement. The Company shall reimburse Consultant for all actual and reasonable expenses incurred by Consultant in connection with her duties; provided, that (i) Consultant shall not be entitled to reimbursement for any individual expenditure in excess of one hundred Dollars, unless such expenditure shall have been pre-approved in writing by the Company's CEO or COO, and (ii) Consultant shall not be entitled to reimbursement for a particular expenditure if Consultant does not submit to the Company sufficient documentation evidencing such expenditure.

          14.4    Taxes and Benefit Programs.    Consultant shall be liable and responsible to pay any and all taxes relating to all amounts paid hereunder. It is understood and agreed that because Consultant is not an employee of the Company, the Company shall not withhold any taxes from amounts paid to Consultant. Consultant shall be fully and solely responsible to report income and expenses. It is also understood and agreed that Consultant shall not be eligible to participate in any benefits or programs sponsored or financed by the Company for its employees.

        15.    Miscellaneous.

          15.1    Notices.    All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, upon confirmation of receipt, if given by electronic facsimile and on the third business day following mailing, if mailed first-class, postage prepaid, registered or certified mail addressed as follows:

    If to the Company to:

    Brett R. Chapman, Esq.
    General Counsel
    Herbalife International of America, Inc.
    1800 Century Park East
    Century City, California 90067
    Phone: (310) 203-2347; Fax: (310) 203-7747

    If to Consultant:

    Carol Hannah
    1154 Summit Drive
    Beverly Hills, California 90210
    Phone: (310) 276-1779; Fax: (310) 276-1827

          Any party may by notice given in accordance with this Section 15.1 to the other parties designate another address or person for receipt of notices hereunder.

          15.2    Entire Agreement.    This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof or thereof may be waived, only by a written instrument signed by each of the parties hereto or thereto or, in the case of a waiver, by the party waiving compliance.

          15.3    Arbitration.    Other than an action for injunctive relief, any dispute, controversy or claim arising out of this Agreement shall be settled by binding arbitration before one (1) arbitrator. The party intending to arbitrate shall serve a notice of intention to commence arbitration on the other party. The arbitrator shall be appointed, and the arbitration shall be conducted, in accordance with the California Arbitration Act (the "Act"). Notwithstanding such Act, the arbitrator shall be bound by the terms and conditions of this Agreement and shall have no power, in rendering the award, to alter or depart from any express provision of this Agreement, and failure to observe this limitation shall constitute grounds for vacating the award. Except as provided in the preceding sentence, any award of the arbitrator shall be final and binding upon the parties and judgment may be entered in any court of competent jurisdiction.

          15.4    Attorneys Fees.    If any legal action or arbitration arises under this Agreement, arises by reason of any asserted breach of it, or arises between the parties and is related in any way to the subject matter of the Agreement, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, arbitration costs, investigative costs, reasonable accounting fees and charges for experts.

          15.5    Binding Effect; Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and permitted assigns. Neither this Agreement nor any of the rights hereunder may be assigned by any party, nor may any party delegate any obligations hereunder or thereunder, without the written consent of the other party hereto or thereto; provided, however, that the Company may assign its rights hereunder to any Affiliate thereof or to any Person that acquires, directly or indirectly, all or substantially all of the Company's business (whether through acquisition of assets, stock or any other means). Any non-permitted assignment or attempted assignment shall be void ab initio. Nothing herein is intended or shall be construed to give any person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, except as otherwise provided herein.

          15.6    Counterparts.    This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of any counterpart signature page of this Agreement, written communication or notice hereunder by facsimile shall be equally as effective as delivery of a manually executed original of such counterpart signature page, communication or notice.

          15.7    Non-Severability.    If Consultant contends that any of the provisions of Sections 8, 9, 10 or 11 are unenforceable or void under applicable law, and a Court or arbitrator so holds, then the entire Agreement is null and void and the parties shall no longer be obligated to perform under it and all amounts paid by Company to Consultant shall promptly be returned to Company.

          15.8    Further Assurances.    Each party hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby.

          15.9    Agreement Authorized.    Consultant hereby represents and warrants that she is free to enter into this Agreement and to render her services pursuant to this Agreement, and that she is not subject to any obligation or restriction that would prevent her from discharging her duties under this Agreement, and agrees to indemnify and hold harmless the Company from and with respect to any liability, damages or costs, including attorneys' fees, arising out of any breach by Consultant of this representation and warranty.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Consulting Agreement as of the day and year first-above written.

HERBALIFE INTERNATIONAL OF AMERICA, INC.
By:

Its:

Carol Hannah

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  Exhibit 10.44
CONSULTING AGREEMENT
AGREEMENT